Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ToughBuilt Industries, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(c) and (h)	1,350,000	$2.11	(2)	$2,848,500.00	0.0001102	$313.91	(2)
	Total Offering Amounts								$2,848,500
	Total Offset Fees								$0.00
	Net Fee Due								$313.91

(1)	ToughBuilt Industries, Inc., a Nevada corporation (the “Registrant”), is filing this Registration Statement on Form S-8 to register 1,350,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the ToughBuilt Industries, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Equity Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s Common Stock as may become issuable pursuant to the anti-dilution and other adjustment provisions of the 2022 Equity Plan by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration that results in a change in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee covering the 1,350,000 shares of Common Stock to be registered pursuant to this Registration Statement on Form S-8, based on the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on December 16, 2022.